                                                                   EXHIBIT h(12)

                             MEMORANDUM OF AGREEMENT


         This Memorandum of Agreement is entered into as of this 1st day of March, 1999 between AIM Summit Fund, Inc. (the "Company"), on behalf of the funds listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Advisors, Inc. ("AIM").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and AIM agree as follows:

         The Company and AIM agree until the date set forth on the attached Exhibit "A" that AIM will limit expenses at the rates set forth on Exhibit "A" of the average daily net assets allocable to such class. Neither the Company nor AIM may remove or amend the expense limitations to the Company's detriment prior to the date set forth on Exhibit "A" AIM will not have any right to reimbursement of any amount so limited.

         The Company and AIM agree to review the then-current expense limitations for each class of each Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such expense limitations should be amended, continued or terminated. Unless the Company, by vote of its Board of Directors, or AIM terminates the expense limitations, or the Company and AIM are unable to reach an agreement on the amount of the expense limitations to which the Company and AIM desire to be bound, the expense limitations will continue for additional one-year terms at the rate to which the Company and AIM mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Company and AIM agree to be bound.

         IN WITNESS WHEREOF, the Company and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                    AIM Summit Fund, Inc.,
                                    on behalf of each Fund listed in Exhibit "A" to this Memorandum of Agreement



                                    By: /s/ ROBERT H. GRAHAM
                                       ----------------------------------------

                                    Title: President
                                          -------------------------------------


                                    A I M Advisors, Inc.



                                    By: /s/ ROBERT H. GRAHAM
                                       ----------------------------------------

                                    Title:  President
                                          -------------------------------------

                                   EXHIBIT "A"

                              AIM SUMMIT FUND, INC.


FUND                           EXPENSE LIMITATION               COMMITTED UNTIL
----                           ------------------               ---------------

AIM Summit Fund

            Class II                   1.50%                     June 30, 2000